Exhibit 99.1

Colfax Completes Sale of Fluid Handling Business

Annapolis Junction, MD (December 11, 2017) -- Colfax Corporation (“Colfax”) (NYSE: CFX), a leading diversified industrial technology company, today announced it completed the sale of its Fluid Handling business to CIRCOR International, Inc. (“CIRCOR”) (NYSE: CIR) for aggregate consideration of approximately $863 million. Consideration includes $542 million of cash, 3.3 million shares of CIRCOR common stock valued as of the close of trading on December 8, 2017, and the assumption of certain net pension liabilities.

ABOUT COLFAX CORPORATION

Colfax Corporation is a leading diversified industrial technology company that provides air & gas handling and fabrication technology products and services to customers around the world under the Howden and ESAB brands.  Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker “CFX.”  Additional information about Colfax is available at www.colfaxcorp.com.

Investor Contact:

Kevin Johnson, Vice President of Finance
Colfax Corporation
+1 (302) 483-7761
kevin.johnson@colfaxcorp.com